Exhibit 11(a)

                              THE SCOTTS COMPANY
                  Computation of Net Income Per Common Share
                      (in thousands except share amounts)


                                For The Three Months Ended   For The Year Ended
                                --------------------------   ------------------
                                 September    September   September   September
                                  30, 1994     30, 1995   30, 1994    30, 1995
                                 ---------    ---------   ---------   ---------
Net income for computing net
  income per common share:
Income before extraordinary
   items .........................   $ 3,014    $   135    $   23,875    $22,356
Extraordinary items:
   Loss on early
extinguishment of debt,
      net of tax .................      (992)                    (992)
                                     -------    -------    ----------    -------
Net income .......................     2,022        135        22,883     22,356
      Preferred stock
      dividend (1) ...............      --       (2,437)         --         --
                                     -------    -------    ----------    -------
Net income (loss) applicable
   to common shares ..............   $ 2,022     (2,302)       22,883     22,356
                                     =======    =======    ==========    =======

Net income (loss) per common .....   $   .16    $  (.12)   $     1.27    $  0.99
   share:
Income before extraordinary
   items
Extraordinary items:
   Loss on extinguishment of
   debt, net of tax ..............      (.05)      --            (.05)     --
                                    ---------   --------   ----------    -------

Net income (loss) per common
   share .........................   $   .11    $  (.12)   $     1.22    $  0.99
                                     =======    =======    ==========    =======




                    Computation of Weighted Average Number
                         of Common Shares Outstanding

                                For The Three Months Ended   For The Year Ended
                                --------------------------   ------------------
                                  September    September   September   September
                                   30, 1994     30, 1995   30, 1994    30, 1995
                                  ---------    ---------   ---------   ---------

Weighted average common shares
   outstanding during the        18,667,064   18,678,382  18,662,998  18,669,894
   period

Assuming conversion of                                                 3,706,140
preferred stock

Assuming exercise of options
   using the
   Treasury Stock Method             60,647      416,146     121,731     230,126

Assuming exercise of warrants
   using the
   Treasury Stock Method
                                                  42,102                  10,525
                                                  ------                  ------
Weighted average number of
   common                        18,727,711   19,136,630  18,784,729  22,616,685
   shares outstanding as         ==========   ==========  ==========  ==========
   adjusted


      Fully  diluted  weighted  average  common  shares  outstanding  were not
      materially   different  than  primary  weighted  average  common  shares outstanding for the periods presented.

      (1) The convertible preferred stock is considered to be a common stock equivalent since its effective yield is less than 66 2/3% of the average Aa corporate bond yield. For the Three Months Ended September 30, 1995 computation of Net Income per Common Share, conversion of the convertible preferred stock is antidilutive.